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                                                                   EXHIBIT 10.35


                       RIGHT OF FIRST REFUSAL AGREEMENT

     THIS RIGHT OF FIRST REFUSAL AGREEMENT (the "Agreement") is made and entered into as of the 18th day of August 1998, by and between Heska Corporation, having its principal place of business located at 1825 Sharp Point Drive, Fort Collins, Colorado 80525, USA (hereinafter referred to as "Heska"), Novartis Animal Health Inc., having its principal place of business located at P.O Box, CH-4002, Basel, Switzerland (hereinafter referred to as "NAH"), and Novartis Agro K.K., having its principal place of business located at World Trade Center Building 4-1, Hamamatsu-cho 2 chome, Minato-ku, Tokyo 105, Japan (hereinafter referred to as NAH-Japan and, collectively with NAH, "Novartis").

     WHEREAS, simultaneously with the execution of this Agreement, NAH-Japan and Heska are entering into an Exclusive Distribution Agreement pursuant to which NAH-Japan will obtain rights to distribute certain of Heska's products in Japan (the "Distribution Agreement"); and

     WHEREAS, in consideration of and in connection with the Distribution Agreement, Novartis has agreed to grant Heska a right of first refusal on certain New Product Opportunities (as defined below), as described more fully below.

     NOW, THEREFORE, the parties agree as follows:

ARTICLE 1 - RIGHTS GRANTED

1.1 Subject to the other provisions of this Agreement, (i) prior to granting any development or commercialization rights in any country (individually or collectively "Licensing Rights") to any third party with respect to any New Product Opportunities (as defined in Section 1.2 below) or (ii) at such time as Novartis otherwise decides not to develop or commercialize New Product Opportunities internally, Novartis shall first offer such rights to Heska. Heska shall indicate within 30 days of such offer whether it is interested in discussing a possible agreement with Novartis concerning such New Product Opportunities. If Heska indicates it is interested, Novartis and Heska shall discuss the possible opportunity and attempt to reach a mutually satisfactory agreement. If Novartis and Heska are unable to reach such an agreement within a 120 day period following Heska's indication of interest, Novartis may thereafter grant Licensing Rights to such New Product Opportunities to one or more third parties; provided that the terms concluded with such third parties, considered as a whole, are not materially more favorable to such third parties than the terms last offered by Novartis to Heska. Novartis shall use best efforts to bring under the terms of this Agreement New Product Opportunities belonging to its Affiliates.

1.2 For purposes of this Agreement, (a) "New Product Opportunities" shall mean any product, development compound or technology for companion or food animal
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     applications that has been offered to NAH or NAH-Japan by any third party, or by any NAH Affiliate (including those involved in the business of health care, agribusiness or nutrition), and that, in the opinion of the respective owner in principle, may be accessible to Heska, and (b) an "Affiliate" or any party shall have the meaning ascribed to it in section 1 of the Distribution Agreement, which definition is incorporated herein by this reference.

ARTICLE 2 - TERM

2.1  Novartis' obligations under Article 1 shall terminate on December 31, 2005.

ARTICLE 3 - MISCELLANEOUS

3.1 All notices and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed by certified or registered mail, postage prepaid, or delivered by overnight delivery or express courier, addressed to the parties at their addresses shown below, or at such other address as a party shall hereafter furnish to the other in writing. All notices that are mailed shall be deemed delivered five (5) days after deposit in the United States mail.

3.2 This Agreement and all rights and obligations hereunder are personal to the parties hereto and may not be assigned without the express prior written consent of the other.

3.3 This Agreement shall be governed by and construed under the laws of Switzerland.

3.4 If a dispute or disagreement (a "Dispute") arises between the parties in connection with this Agreement, then the Dispute will be finally settled by binding arbitration to be conducted in English in London, England (or at such other location as the Parties may agree) under the International Chamber of Commerce Rules of Conciliation and Arbitration then prevailing by one arbitrator appointed in accordance with those rules. The arbitrator shall be chosen from a panel of arbitrators knowledgeable in the companion animal health care industry. The arbitrator will apply the law specified in Section 3.3 to the merits of the Dispute. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may grant permanent injunctions or other relief in such dispute or claim; provided that the arbitrator may not grant licenses to any intellectual property owned by any party nor may the arbitrator award punitive damages. Notwithstanding the foregoing, without breach of this arbitration provision either party may apply to any appropriate court for temporary injunctive relief.

3.5 This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              HESKA CORPORATION

                              By:     /s/ Paul Hudnut
                                 --------------------------------------

                              Title:  Executive Vice President
                                    -----------------------------------

          Address:            1825 Sharp Point Drive
                              Fort Collins, Colorado USA 80525
                              Attention: President, with copy to General Counsel


                              NOVARTIS ANIMAL HEALTH INC., an entity formed under the laws of Switzerland

                              By:  /s/ H.B. Gurtler    /s/ R. Muttenzer
                                 --------------------------------------

                              Title:     CEO            General Counsel
                                    -----------------------------------

          Address:            P.O Box
                              CH-4002 Basel
                              Switzerland
                              Attention: General Counsel

                              NOVARTIS AGRO K.K., an entity formed under the laws of Japan

                              By:  /s/ Martin Miller
                                 --------------------------------------

                              Title:  Sector Head, Animal Health, Japan
                                    -----------------------------------

          Address:            World Trade Center Building 4-1
                              Hamamatsu-cho 2 chome
                              Minato-ku, Tokyo 105
                              Japan
                              Attn:  General Counsel